Exhibit 23.1





            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-121206 on Form S-3 of our report dated March 15, 2004, relating to the financial statements of Focus Enhancements, Inc. (which report expresses an unqualified opinion and includes explanatory paragraphs regarding the substantial doubt about the Company's ability to continue as a going concern and regarding the adoption of Statement of Financial Accounting Standards No. 142 "Goodwill and Other Intangible Assets" in 2002), appearing in the Annual Report on Form 10-K of Focus Enhancements, Inc. for the year ended December 31, 2003 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.




DELOITTE & TOUCHE LLP



San Jose, California
January 25, 2005



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